Exhibit 5
June 12, 2006
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

RE:	Registration of 250,000 shares of Common Stock of Psychemedics Corporation on SEC Form S-8 Registration Statement
Gentlemen:
     Our opinion, as counsel for Psychemedics Corporation (the “Company”), has been solicited in connection with the registration under the Securities Act of 1933 of 250,000 shares of Common Stock, $.005 par value (“Common Stock”), to be issued by the Company pursuant to the Company’s 2006 Equity Incentive Plan (the “Stock Plan”) as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 12, 2006 (the “Registration Statement”).
     We have examined the Certificate of Incorporation of the Company, the By-laws and minute books of the Company, the Stock Plan, and the pertinent statutes of the State of Delaware.
     Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to the Registration Statement have been duly authorized, and when issued in accordance with the provisions of the Stock Plan, will be validly issued, fully paid and non-assessable under the laws of Delaware.
     We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Lynch, Brewer, Hoffman & Fink, LLP

LYNCH, BREWER, HOFFMAN & FINK, LLP